EXHIBIT 10.1


September 16, 2003


Mr. Abe Reichental
110 Anna's Place
Simpsonville, South Carolina 29681

Dear Abe:

The Board of Directors (the "Board") of 3D Systems Corporation ("3D Systems") is pleased to offer you a position as President, Chief Executive Officer and Member of the Board, starting on or before October 15, 2003. When executed by you and the Chairman of the Board of 3D Systems in the space provided below, this letter will constitute an agreement between you and 3D Systems, and your employment will commence on the date when this agreement has been fully executed by both parties and delivered by each party to the other. This offer of employment is valid until September 19, 2003.

The compensation package includes an annual base salary of $450,000, paid in biweekly in increments of $17,307.69. You will receive such annual increases in salary, as the Compensation Committee of the Board of Directors, in its sole discretion, shall determine. You will also receive an incentive compensation plan, based upon performance, with a target bonus of $250,000 per year, subject to a maximum potential bonus equal to 100% of base salary. This incentive compensation plan will operate on a fiscal year basis and apply pro rata for any partial fiscal year; provided that any payment with respect to the company's 2003 fiscal year shall be at the sole discretion of the Compensation Committee. The performance parameters governing this incentive compensation will be mutually agreed upon within 90 days of your start date, and thereafter annually among yourself and the Compensation Committee of the 3D Systems Board of Directors, with respect to the upcoming fiscal year, not later than 60 days prior to the end of the fiscal year. In the event such a mutual agreement cannot be reached, one third (1/3) of the maximum bonus will be determined in the sole discretion of the Compensation Committee based on its assessment of your overall performance during such year and such other factors as the Compensation Committee may deem appropriate, and two thirds (2/3) will be based upon the Company's achievement of financial performance targets, including for revenue growth, operating income improvement and return on assets improvement, to be established by management at the beginning of each year, as approved by the Board. If agreement is not reached on either performance parameters or the Company's financial performance targets, a minimum bonus equal to $125,000 will be paid for every year the company is profitable; which is defined as profitability calculated in accordance with United States generally accepted accounting principles ("GAAP"), excluding from such calculation (i) any "extraordinary items" as defined under GAAP; and (ii) increases or decreases in income resulting from non-operating transactions or adjustments made in accordance with GAAP (such as restoration of the company's asset for deferred taxes or write-offs of capitalized legal fees or other costs associated with patents). Unless you otherwise agree, any annual bonus paid under the terms of this agreement shall be paid within 30 days after the Company's receipt of its audited financial statements for such year.

You will receive a hiring bonus to include $100,000 in cash and a stock grant of 100,000 common shares immediately upon the commencement of your employment at 3D Systems, your retention of which is subject to satisfactory completion of all the conditions to obtaining employment with the company which are described later in this agreement. In addition, the Compensation Committee of the Board of Directors will grant you stock options of 400,000 common shares, exercisable at the fair market value on the date of hire. The stock options will vest equally over a period of four years, with 25% vesting on the first anniversary of the date of hire and the remainder vesting in equal monthly amounts of 8,333 over the following three years, with an option term of ten years. Up to 200,000 options (subject to applicable regulatory limitations) will be incentive stock options granted under 3D Systems' 1996 Stock Incentive Plan (the "Plan"). The option agreement(s) to be entered into in connection with the grant of these options shall provide that the entire unvested option amount shall fully vest in the event of a change of control of 3D Systems (which is defined as an acquisition by any individual, entity or group [within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")] of beneficial ownership [within the meaning of Rule 13d-3 of the Rules and Regulations of the Securities and Exchange Commission under the Exchange Act] of at least 51% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors). These option agreements also provide that, except in the event of disability or death, vested options must be exercised within 90 days of termination of employment, and further provide that if employment is terminated as a result of certain acts of malfeasance (as described in the Plan), the unvested options not issued under the Plan, and all options issued under the Plan, will terminate immediately.

3D Systems will cover all reasonable and customary relocation expenses including but not limited to family house hunting trips, closing expenses and moving expenses as required.

For the convenience of 3D Systems, 3D Systems will provide you with a furnished apartment in the Valencia area and will cover expenses relating to this apartment in an amount up to $5,000 per month, and a lease term to extend until July of 2004, as required.

During the term of your employment, 3D Systems will provide you with the use of an adequate American made company car and cover all related insurance, maintenance, and repair and operating expenses.

The term of this agreement shall be for a period of two years commencing on your start date. This agreement shall renew automatically for succeeding terms of one year, unless you or 3D Systems gives written notice of intent not to renew, at least 90 days before the term otherwise expires. If 3D Systems gives such notice that it is electing not to renew this agreement, or your employment is terminated by reason of death or by 3D Systems without cause (which shall be defined as conduct involving moral turpitude or gross or habitual neglect of your duties during the term of this agreement), you shall receive as severance
(a) for two years, or until you obtain other employment providing, the same or comparable health, dental, vision, life, and long term disability insurance, (b) whether or not you have obtained or could obtain other employment, two years of your then current base salary, in the total sum of at least $900,000, payable as a bi-weekly continuation payment at the rate of at least $17,307.69, together with a bonus with respect to the year of termination equal to a pro-rated amount of the bonus which you would


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


have received for that year pursuant to the performance parameters described above, based on the annualized performance of the company up to the date of termination, and (c) all unvested stock options, which shall fully vest upon and no later than the termination of your employment.

3D Systems will provide or arrange for, subject to the availability of such insurance and your insurability, both at inception and at any renewal, a supplementary disability insurance policy providing payment of 75% of your base salary for a period of two years following termination of your employment as a result of physical disability (as such term is defined in 3D Systems' current policy of disability insurance).

Your employment may be terminated at any time by 3D Systems Board of Directors for cause, as defined above, without the incurring of any obligation by 3D Systems hereunder. Any other agreement regarding your employment or any other matter between you and 3D Systems must be in writing and signed by the Chairman of the Board, and approved by the Compensation Committee.

Among the benefits you will enjoy as a 3D Systems employee is a program of group insurance, which includes group health, dental, vision, life insurance, and long term disability insurance. These group benefits will become effective upon the first of the month following your start date, and 3D Systems will pay any COBRA or other payments required to avoid any gap in your coverage. Other benefits include a 401(k) plan, employee stock purchase plan, flexible spending accounts and pre-tax premium plan, health club membership program, paid sick leave, ten paid holidays per year, and four weeks vacation per year. You will be eligible to participate in these benefits according to the terms of each program and plan document.

3D Systems will reimburse you for all reasonable business expenses incurred by you which are consistent with the company policies in effect from time to time, including for travel, entertainment and other business expenses, subject to requirements with respect to reporting and documentation of such expenses.

3D Systems will indemnify, defend and hold you harmless, to the fullest extent permissible under California law, from and against any and all claims, lawsuits, judgments, costs and attorney fees arising out of your employment, including the advancement of any expenses and attorney fees in connection therewith.

This agreement may be delivered by facsimile or email transmission and executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

As a condition of your employment with 3D Systems, you will be required to complete all pertinent employment, compliance and benefits forms and sign the company's standard form Agreement for Mandatory Arbitration (which shall not include any provision for at-will employment), Confidentiality Agreement, and Code of Conduct.


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


3D Systems maintains a strict drug-free workplace policy. Therefore, you will be required to undergo a drug screening examination at 3D Systems' expense. Please contact the Human Resources Department to schedule an appointment.

It is a pleasure to make you this offer to join 3D Systems. If you are in agreement with the terms of this offer, please sign and return a copy of this letter to us. We are looking forward to welcoming you on board.

Sincerely,

3D SYSTEMS CORPORATION

By: /s/ G. Walter Loewenbaum II
    --------------------------------------
    G. Walter Loewenbaum II
    Chairman of the Board of Directors



I accept the above offer on the stated terms and conditions and will start to work on:


Signed: /s/ Abe N. Reichental                      Date: Sept. 19, 2003
        ----------------------
        Abe N. Reichental



I hereby represent, warrant and agree that I am free to accept this employment offer. I represent, warrant, and agree that I am not bound by any restriction or covenant from any prior employer or other obligation that would interfere with my ability to perform the job duties of President, Chief Executive Officer and Member of the Board of Directors at 3D Systems. I also represent, warrant, and agree that I have returned all documents to my prior employers, and that I will not utilize any trade secrets or proprietary information of my prior employers in connection with my employment by 3D Systems.


Signed: /s/ Abe N. Reichental                      Date: Sept. 19, 2003
        ----------------------
        Abe N. Reichental


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